FOR IMMEDIATE RELEASE

NN, INC. REPORTS SECOND QUARTER 2026 RESULTS

NN Delivers Strong Second Quarter, Raises Outlook for 2026, Announces Refinancing

5 Pillar Growth Program Delivering Above Expectations; Data Center and Earnings Growing Fast

CHARLOTTE, N.C., August 5, 2026 – NN, Inc. (NASDAQ: NNBR) (“NN” or the “Company”), a global diversified industrial company that engineers and manufactures high-precision components and assemblies, today reported results for the second quarter ended June 30, 2026.

Q2 2026 Financial Highlights, compared to Q2 2025
•Net sales of $128.7 million, up $20.8 million or 19.3%
•Gross margin of $21.9 million, up $3.7 million or 20.1%
•Adjusted gross margin of $26.1 million, up $5.0 million or 23.9%
•Adjusted gross margin percentage of 20.3%, up 80 basis points
•Income from operations $1.0 million, up $2.5 million from a loss of $1.5 million
•Adjusted income from operations of $8.5 million, up $3.6 million or 73.9%
•GAAP net loss of $2.3 million, improving by $5.8 million or 72.0%
•Adjusted net income of $5.5 million, up $4.7 million or 636.5%
•Adjusted EBITDA of $17.9 million, up $4.8 million or 36.1%
•Adjusted EBITDA margin percentage of 13.9% up 170 basis points

5 Pillar Growth Highlights:
•5 Pillar growth program delivered material results in Q2, approximately $40 million in new wins in Data Center, Medical, and Defense.
•Data Center business is fast growing for NN, and the Company is on pace to install approximately 50 new machines during 2026 and has a $50+ million, growing pipeline.
•July year-to-date new business awards were over 100 programs valued at approximately $80 million per year.
•NN is raising full year guidance for new business awards during 2026 to $80 million to $100 million, up 29% at the midpoint compared to 2025.

Harold Bevis, President and Chief Executive Officer, said, “NN delivered strong financial performance in the second quarter with record results in many areas. Additionally, after the quarter ended, we implemented a game-changing improvement to our balance sheet.

Our 5 pillar growth program is delivering results. These new sales are higher margin, attached to higher growth rate end markets, and mostly immediate 2026 startup. The second half of 2026 is expected to reflect continued momentum and strong financial performance.

We have completed a refinancing of the preferred stock put in place over five years ago. Amongst other benefits, we paid off approximately $89 million of the preferred stock. This refinancing was enabled by sustained multi-year performance of the company in the right market areas. I am also happy to report that, as part of this refinancing, we have expanded our investor roster with new institutional investors. This is a gratifying turning point for the company and NN investors and is indicative of a future based upon sales-driven earnings growth in attractive end-markets.”

Bevis continued, "Our 3 part execution on current production, new business startups, and new business prospecting continues to be very good. In the quarter, our mastery of high-volume titanium machining was noteworthy. Our gross margins and adjusted EBITDA margins continue to climb. We are achieving many multi-year goals and revising our outlooks based upon our actual results. We now believe that we can deliver higher margins than previously estimated.

During the quarter, NN secured significant 2026 immediate-supply awards for Data Center liquid cooling products, robotic surgery medical products, and defense products. Our year-to-date 5 Pillar growth program performance has delivered above expectations and our prospecting is expanding."

Bevis concluded, "We are encouraged by the business results and refinancing results that we have delivered this year. We see continuation into the second half. We believe the second half of 2026 and 2027 will continue to benefit from our multi-year strategic growth focus and operational execution processes. Our 5 pillar growth program is delivering strong results. We are also reengineering our balance sheet right now, reducing leverage and reducing rates. We have a goal to refinance the current securities and convert NN to normal credit statistics. We believe that we are just at the beginning of common stock value-creation and it is an exciting time at NN.”
Second Quarter NN Results
Net sales for the second quarter were $128.7 million, an increase of 19.3% compared to net sales of $107.9 million for the same period in 2025. The increase was primarily driven by contribution of new business launches, higher precious metals pass-through pricing, higher volumes and favorable foreign exchange effects.

Income from operations for the second quarter was $1.0 million, an increase of $2.5 million compared to a loss from operations of $1.5 million for the same period in 2025. The improvement was due to improved operating performance and improved sales mix. These improvements are partially offset by an increase in depreciation and amortization costs.

Net loss for the second quarter was $2.3 million an improvement of 72.0% compared to net loss of $8.1 million for the same period in 2025. The improvement was primarily driven by improved operating performance in the second quarter of 2026 and the loss on extinguishment of debt recognized during the second quarter of 2025.

Second Quarter 2026 NN Adjusted Results
Adjusted EBITDA was $17.9 million, an increase of 36.1% compared to adjusted EBITDA of $13.2 million for the same period in 2025, primarily driven by improved sales mix and operating performance.

Adjusted income from operations was $8.5 million, an increase of 73.9% compared to adjusted income from operations of $4.9 million for the same period in 2025. The increase was driven primarily by stronger gross margin and partially offset by increased selling, general and administrative expenses.

Adjusted net income was $5.5 million, or $0.11 per diluted common share, an increase of $4.7 million or $0.09 per diluted common share, compared to adjusted net income of $0.7 million, or $0.02 per diluted common share for the same period in 2025 .

Second Quarter Power Solutions Results
Net sales for the second quarter of 2026 were $62.3 million, an increase of 39.5% compared to net sales of $44.6 million for the same period in 2025. The increase is primarily due to higher precious metal pass-through pricing, higher volumes and favorable foreign exchange effects.

Income from operations for the second quarter of 2026 was $9.0 million, an increase of 56.5% compared to income from operations of $5.8 million for the same period in 2025. The increase is primarily due to higher precious metals pass-through pricing and higher volumes.

Adjusted income from operations for the second quarter of 2026 was $11.7 million, an increase of 39.1% compared to adjusted income from operations of $8.4 million for the same period in 2025. The increase is primarily due to solid operating performance.

Second Quarter Mobile Solutions Results
Net sales for the second quarter of 2026 were $66.6 million, an increase of 5.0% compared to net sales of $63.4 million in the same period of 2025. The increase is primarily due to higher volumes and favorable foreign exchange effects.

Loss from operations for the second quarter was $1.9 million, an increase of 75.4% compared to loss from operations of $1.1 million for the same period in 2025. The increase was primarily was primarily due to higher costs associated with plant mix.

Adjusted income from operations for the second quarter was $4.9 million, an increase of 11.2% compared to adjusted income from operations of $4.4 million in the same period of 2025. The increase in adjusted income from operations was primarily due to rationalization efforts.

2026 Outlook
NN is revising its guidance ranges upward in several areas.

•Net sales expected to range between $460 to $470 million, 10% growth over 2025 at midpoint
•Adjusted EBITDA expected to range between $55 and $65 million, 22% growth over 2025 at midpoint
•New business wins are expected to increase to $80 to $100 million, 29% growth over 2025 at midpoint

Chris Bohnert, Senior Vice President and Chief Financial Officer commented, “Supported by the continued strength of our financial results year-to-date, the solid momentum we have established in immediate supply business in high-growth markets such as Data Center, Defense, and Medical, and the strong outlook for the remainder of the year, we are again revising our guidance ranges. For fiscal 2026, we are now guiding net sales in the range of $460 million to $470 million and adjusted EBITDA in the range of $55 million to $65 million, reflecting strong, profitable growth versus prior year. We are also raising our high end expectations for new business wins, expecting these new awards to range between $80 million to $100 million for the full year. We are also very happy to report the conclusion to the refinancing of our preferred stock.”

Conference Call
NN will discuss its results during its quarterly investor conference call on August 6, 2026, at 9 a.m. ET. The call and supplemental presentation may be accessed via NN's website, www.nninc.com. The conference call can also be accessed by dialing (833) 461-5787 (domestic) or (585) 542-9983 (international) and entering Conference ID number 186058461. For those who are unavailable to listen to the live broadcast, a replay will be available shortly after the call.
NN discloses in this press release the non-GAAP financial measures of adjusted gross margin, adjusted gross margin %, adjusted income from operations, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), and adjusted net income (loss) per diluted common share. Each of these non-GAAP financial measures provides supplementary information about the impacts of acquisition, divestiture and integration related expenses, foreign-exchange impacts on inter-company loans, reorganizational and impairment charges.
The financial tables found later in this press release include a reconciliation of adjusted gross margin, adjusted gross margin %, adjusted income from operations, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), and adjusted net income (loss) per diluted common share to the U.S. GAAP financial measures of gross margin, income (loss) from operations, net income (loss), net income (loss) per diluted common share.

About NN, Inc.
NN, Inc., a global diversified industrial company, combines advanced engineering and production capabilities with in-depth materials science expertise to design and manufacture high-precision components and assemblies for a variety of markets on a global basis. Headquartered in Charlotte, North Carolina, NN has facilities in North America, South America, Europe and China. For more information about the company and its products, please visit www.nninc.com.

This press release may contain forward-looking statements regarding our business, operations, and financial performance. Such statements are based on current expectations and assumptions that are subject to a number of risks and uncertainties. Actual results could differ materially. Please refer to our most recently filed Form 10-K and our Form 10-Q for the period following that Form 10-K, including the risk factors described therein. We undertake no obligation to update any forward-looking statement, except as required by law. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements.

Investor & Media Contacts:
Joseph Caminiti
NNBR@alpha-ir.com
312-445-2870

Financial Tables Follow

NN, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2026	2025	2026	2025
Net sales	$128,741	$107,921	$247,193	$213,609
Cost of sales (exclusive of depreciation and amortization shown separately below)	106,863	89,699	205,894	181,345
Selling, general, and administrative expense	12,570	12,095	25,864	23,265
Depreciation and amortization	9,344	8,918	18,584	17,692
Other operating income, net	(1,041)	(1,327)	(2,096)	(2,440)
Income (loss) from operations	1,005	(1,464)	(1,053)	(6,253)
Interest expense	5,720	5,657	11,489	10,851
Loss on extinguishment of debt	—	3,007	—	3,007
Other expense (income), net	(217)	(619)	285	(2,788)
Loss before provision for income taxes and share of net income from joint venture	(4,498)	(9,509)	(12,827)	(17,323)
Provision for income taxes	(189)	(774)	(906)	(2,084)
Share of net income from joint venture	2,420	2,181	4,638	4,620
Net loss	$(2,267)	$(8,102)	$(9,095)	$(14,787)
Other Comprehensive Income:
Foreign currency translation gain	1,213	4,454	2,760	7,579
Total other comprehensive income	1,213	4,454	2,760	7,579
Comprehensive loss	$(1,054)	$(3,648)	$(6,335)	$(7,208)

Basic and diluted net loss per share	$(0.13)	$(0.26)	$(0.38)	$(0.48)
Shares used to calculate basic and diluted net loss per share	50,256	49,433	49,982	49,255

NN, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in thousands, except per share data)	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$16,450	$11,377
Accounts receivable, net	72,093	59,785
Inventories	69,356	65,978
Income tax receivable	478	13,389
Prepaid assets	5,296	2,952
Other current assets	10,676	10,526
Total current assets	174,349	164,007
Property, plant and equipment, net	160,725	158,885
Operating lease right-of-use assets	32,370	35,155
Intangible assets, net	23,978	30,789
Investment in joint venture	48,474	42,543
Deferred tax assets	1,674	1,673
Other non-current assets	7,049	7,732
Total assets	$448,619	$440,784
Liabilities, Preferred Stock, and Stockholders’ Equity
Current liabilities:
Accounts payable	$56,405	$49,442
Accrued salaries, wages and benefits	15,184	14,004
Income tax payable	343	553
Current maturities of long-term debt	3,257	5,791
Current portion of operating lease liabilities	6,113	6,430
Other current liabilities	16,332	13,575
Total current liabilities	97,634	89,795
Deferred tax liabilities	3,862	4,312
Long-term debt, net of current maturities	163,227	153,758
Operating lease liabilities, net of current portion	33,790	37,092
Other non-current liabilities	6,767	9,420
Total liabilities	305,280	294,377
Commitments and contingencies
Series D perpetual preferred stock	122,128	112,409
Stockholders' equity:
Common stock	525	502
Additional paid-in capital	433,225	439,700
Accumulated deficit	(376,720)	(367,625)
Accumulated other comprehensive loss	(35,819)	(38,579)
Total stockholders’ equity	21,211	33,998
Total liabilities, preferred stock, and stockholders’ equity	$448,619	$440,784

NN, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(in thousands)	2026	2025
Cash flows from operating activities
Net loss	$(9,095)	$(14,787)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	18,584	17,692
Amortization of debt issuance costs and discount	499	1,024
Paid-in-kind interest	3,283	1,236
Loss on extinguishment of debt	—	3,007
Total derivative loss (gain)	250	(2,036)
Share of net income from joint venture	(4,638)	(4,620)
Share-based compensation expense	1,609	1,640
Deferred income taxes	(393)	(5)
Other	741	(785)
Changes in operating assets and liabilities:
Accounts receivable	(13,120)	(6,568)
Inventories	(2,889)	1,044
Other operating assets	(2,599)	(3,318)
Income taxes receivable and payable, net	12,708	(589)
Accounts payable	4,276	6,564
Other operating liabilities	2,582	(3,540)
Net cash provided by (used in) operating activities	11,798	(4,041)
Cash flows from investing activities
Acquisition of property, plant and equipment	(8,525)	(7,630)
Proceeds from sale of property, plant, and equipment	118	451
Net cash used in investing activities	(8,407)	(7,179)
Cash flows from financing activities
Proceeds from asset backed credit facilities	44,825	21,000
Repayments of asset backed credit facilities	(49,525)	(21,400)
Proceeds from term loans and other long-term debt	10,000	118,579
Repayments of term loans and other long-term debt	(566)	(115,356)
Cash paid for debt issuance costs	(100)	(3,553)
Proceeds from sale-leaseback of equipment	—	946
Proceeds from sale-leaseback of land and buildings	—	4,300
Repayments of financing obligations	(949)	(601)
Other	(3,088)	(2,352)
Net cash provided by financing activities	597	1,563
Effect of exchange rate changes on cash flows	1,085	1,071
Net change in cash and cash equivalents	5,073	(8,586)
Cash and cash equivalents at beginning of year	11,377	18,128
Cash and cash equivalents at end of quarter	$16,450	$9,542

Reconciliation of GAAP Gross Margin to Non-GAAP Gross Margin and Gross Margin %

	Three Months Ended June 30,
(in thousands)	2026	2025
Net sales	$128,741	$107,921
Cost of sales (exclusive of depreciation and amortization)	106,863	89,699
GAAP gross margin	21,878	18,222
Personnel costs (1)	1,599	2,052
Facility costs (2)	1,843	—
Other	775	781
Adjusted gross margin	$26,095	$21,055
Adjusted gross margin % (3)	20.3%	19.5%

(1) Personnel costs include recruitment, retention, relocation, severance and start-up costs related to new programs
(2) Facility costs include costs of opening / closing facilities and relocation / exit of manufacturing operations and start-up costs related to new programs
(3) Non-GAAP adjusted gross margin % = Non-GAAP adjusted gross margin / GAAP net sales

Reconciliation of GAAP Income (Loss) from Operations to Non-GAAP Adjusted Income from Operations

	Three Months Ended June 30,
(in thousands)
NN, Inc. Consolidated	2026	2025
GAAP income (loss) from operations	$1,005	$(1,464)
Professional fees	680	352
Personnel costs (1)	1,599	2,614
Facility costs (2)	1,843	—
Amortization of intangibles	3,406	3,405
Non-GAAP adjusted income from operations	$8,533	$4,907

Non-GAAP adjusted operating margin (3)	6.6%	4.6%
GAAP net sales	$128,741	$107,921

	Three Months Ended June 30,
(in thousands)
Power Solutions	2026	2025
GAAP income from operations	$9,049	$5,782
Personnel costs (1)	103	77
Facility costs (2)	—	—
Amortization of intangibles	2,567	2,567
Non-GAAP adjusted income from operations	$11,719	$8,426

Non-GAAP adjusted operating margin (3)	18.8%	18.9%
GAAP net sales	$62,293	$44,641

	Three Months Ended June 30,
(in thousands)
Mobile Solutions	2026	2025
GAAP loss from operations	$(1,947)	$(1,110)
Personnel costs (1)	1,540	2,540
Facility costs (2)	2,095	—
Amortization of intangibles	839	838
Non-GAAP adjusted income from operations	$2,527	$2,268

Share of net income from joint venture	2,420	2,181
Non-GAAP adjusted income from operations with JV	$4,947	$4,449

Non-GAAP adjusted operating margin (3)	7.4%	7.0%
GAAP net sales	$66,590	$63,391

	Three Months Ended June 30,
(in thousands)
Elimination	2026	2025
GAAP net sales	$(142)	$(111)

(1)Personnel costs include recruitment, retention, relocation, severance and start-up costs for new programs
(2)Facility costs include costs of opening / closing facilities, relocation / exit of manufacturing operations and start-up costs related to new programs
(3)Non-GAAP adjusted operating margin = Non-GAAP adjusted income from operations / GAAP net sales

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin

	Three Months Ended June 30,
(in thousands)	2026	2025
GAAP net loss	$(2,267)	$(8,102)

Provision for income taxes	189	774
Interest expense	5,720	5,657
Loss on extinguishment of debt	—	3,007
Change in fair value of preferred stock derivatives and warrants	4	(273)
Depreciation and amortization	9,344	8,918
Professional fees	680	352
Personnel costs (1)	1,599	2,614
Facility costs (2)	1,843	—
Non-cash stock compensation	808	801
Non-cash foreign exchange (gain) loss on inter-company loans	286	(569)
Other	(267)	—
Non-GAAP adjusted EBITDA	$17,939	$13,179

Non-GAAP adjusted EBITDA margin (3)	13.9%	12.2%
GAAP net sales	$128,741	$107,921

(1) Personnel costs include recruitment, retention, relocation, severance and start-up costs related to new programs
(2) Facility costs include costs of opening / closing facilities, relocation / exit of manufacturing operations and start-up costs related to new programs
(3) Non-GAAP adjusted EBITDA margin = Non-GAAP adjusted EBITDA / GAAP net sales

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted Net Income and GAAP Net Loss per Diluted Common Share to Non-GAAP Adjusted Net Income per Diluted Common Share

	Three Months Ended June 30,
(in thousands)	2026	2025
GAAP net loss	$(2,267)	$(8,102)

Pre-tax loss on extinguishment of debt	—	3,007
Pre-tax professional fees	680	352
Pre-tax personnel costs	1,599	2,614
Pre-tax facility costs	1,843	—
Pre-tax foreign exchange (gain) loss on inter-company loans	286	(569)
Pre-tax change in fair value of preferred stock derivatives and warrants	4	(273)
Pre-tax amortization of intangibles and deferred financing costs	3,656	3,717
Other	(267)	—
Tax effect of adjustments reflected above	(40)	—
Non-GAAP adjusted net income (loss)	$5,494	$746

	Three Months Ended June 30,
(per diluted common share)	2026	2025
GAAP net loss per diluted common share	$(0.13)	$(0.26)

Pre-tax loss on extinguishment of debt	—	0.06
Pre-tax professional fees	0.01	0.01
Pre-tax personnel costs	0.03	0.05
Pre-tax facility costs	0.04	—
Pre-tax foreign exchange (gain) loss on inter-company loans	0.01	(0.01)
Pre-tax change in fair value of preferred stock derivatives and warrants	—	(0.01)
Pre-tax amortization of intangibles and deferred financing costs	0.07	0.08
Other	(0.01)	—
Preferred stock cumulative dividends and deemed dividends	0.09	0.09
Non-GAAP adjusted net income per diluted common share	$0.11	$0.02
Shares used to calculate net earnings per share	50,256	49,433

This presentation contains certain financial measures not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including adjusted gross margin, adjusted gross margin %, adjusted income (loss) from operations, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted net income (loss) per diluted common share, and free cash flow (collectively, the “non-GAAP financial measures”). These non-GAAP financial measures are not calculated in accordance with GAAP and should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures, and may not be comparable to similarly titled measures used by other companies. Management uses these non-GAAP financial measures, together with the comparable GAAP measures, to evaluate the Company’s operating performance and underlying business trends across periods on a consistent basis, and to assist in operational and financial decision-making, including with respect to internal budgeting and resource allocation. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP measure are set forth in the tables accompanying this presentation.